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ENZON PHARMACEUTICALS, INC.

(Name of registrant as specified in its charter)

DellaCamera Capital Master Fund, Ltd.,

DellaCamera Capital Fund, Ltd.,

DellaCamera Capital Management, LLC,

Ralph DellaCamera, Jr.,

Andrew Kurtz,

and

Vincent Spinnato

(Name of person(s) filing proxy statement, if other than the registrant)

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DellaCamera Comments on Recent Replacement of Jeffrey H. Buchalter as Chairman of Enzon and Addition of New Independent Director to Enzon’s Board

Views Recent Developments as Positive Steps and a Direct Result of its Efforts Towards Improving the Corporate Governance Policies of Enzon and Withdraws Consent Solicitation

NEW YORK, July 23, 2009 – DellaCamera Capital Management, LLC (“DellaCamera”) and related entities, which beneficially hold approximately 8.3% of the shares of Enzon Pharmaceuticals, Inc. (“Enzon” or the “Company”) (NASDAQ: ENZN), today announced that it is encouraged by the recent actions taken by the Enzon Board of Directors (the “Board”) and the Company’s announcement that it has formally separated the roles of Chairman and CEO and named Dr. Alexander J. Denner, a representative of affiliated entities of Carl Icahn and previous Chairman of the Executive Committee of ImClone Systems Incorporated, to replace Jeffrey H. Buchalter as Chairman of the Board. DellaCamera is also encouraged by the fact that its efforts have led to the addition of Harold J. Levy, co-CEO of Iridian Asset Management LLC, the Company’s largest shareholder, as a new, independent member to the Board.

As a result of these positive developments, DellaCamera also announced today that it is withdrawing its current consent solicitation to amend Enzon’s By-laws and to remove Enzon CEO and President Jeffrey H. Buchalter in order to better allow the Company’s new Chairman and new independent director to bring positive change to the Board. DellaCamera notes that it has not entered into any standstill agreement with the Company.

Richard Mansouri, Portfolio Manager and Head of Research at DellaCamera, stated: “While it has taken tremendous effort to cause the Company to act, we are encouraged by the recent developments at Enzon and these new signs of improving corporate governance. With the separation of the roles of Chairman and CEO, we believe the vise-like grip that CEO and former Chairman Jeffrey H. Buchalter has had on this Company has been significantly loosened. Furthermore, with three new members joining the Company’s Board within the last two months, including representatives of entities affiliated with Carl Icahn and a representative of Iridian Asset Management LLC that together represent approximately 25% of Enzon’s outstanding shares, we believe that the Board now includes individuals with significant vested interests who can more effectively guide management’s decisions and are better able to represent and protect shareholder interests. DellaCamera has confidence that these members will take timely steps to enhance value and address the Company’s discounted valuation. We will continue to vigilantly monitor the situation at Enzon to help ensure that value is delivered to all shareholders and, to that end, have preserved our ability to take action in the future if necessary to empower shareholders to effect further change.”

Ralph DellaCamera, DellaCamera’s Chief Investment Officer and Managing Member, added: “It has been our long-standing opinion that the intrinsic value of Enzon is significantly in excess of its current stock price. DellaCamera believes that these recent and long-overdue governance enhancements may allow the Company’s shareholders to finally begin to realize this value by bringing additional oversight to the policies and practices of Enzon’s current management. Given that Mr. Buchalter will no longer be Chairman of the Board of the Directors and will now be accountable to a Board that consists of several shareholder representatives, we have decided at this time to withdraw our consent solicitation but have not entered into any standstill agreement with the Company. It is now time for the entire Board, including those longer-serving members of the Board who we believe have been far too deferential to management, to deliver the concrete improvements that are of interest to all the shareholders. We will place great scrutiny on the actions taken by the Company in the near future and whether these actions translate into a higher stock price for the benefit of all shareholders.”

Mr. DellaCamera further stated: “Because DellaCamera has a strong belief in the rights of shareholders as the true owners of a company, we will take active steps, as fiduciaries entrusted to manage the capital of our clients, to add value and protect our client’s interests when necessary. In the case of Enzon, given the value destruction that Mr. Buchalter has presided over, we believe our active involvement was necessary and, in fact, imperative. It is our expectation that Harold J. Levy, as a fiduciary entrusted to protect the interests of all of the shareholders of Enzon as well as the capital of the investors in Iridian Asset Management LLC, will bring a heightened focus to the numerous financial and strategic possibilities facing the Company and will swiftly advocate action to deliver value to the shareholders. Indeed, we will hold every Board member to an exacting standard of accountability, as will presumably the numerous other shareholders who have expressed strong support for our recent efforts.”

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Contacts:

Media:

Sard Verbinnen & Co.

Dan Gagnier/Renee Soto, 212-687-8080